Exhibit 10.13

ESCROW AGREEMENT

THIS ESCROW AGREEMENT (this “Agreement”) is made and entered into as of the 29 day of December, 2022, by and among ABOVE FOOD CORP. (“Borrower”), LEXINGTON CAPITAL, S.A.P.I. DE C.V. sponsor and agent of Lenders (“Lender”) and MCDOUGALL GAULEY LLP (the “Escrow Agent”).

WHEREAS:

A.	Lender and Borrower have entered into a loan agreement dated effective December 29, 2022 (as the same may be amended from time to time, the “Loan Agreement”);

B.	it is a condition to the closing of the transaction of purchase and sale contemplated by the Loan Agreement that Lender, Borrower and the Escrow Agent enter into this Agreement; and

C.	pursuant to the terms and conditions of the Loan Agreement, Borrower has delivered to the Escrow Agent the Escrow Funds (defined below) to be held in accordance with the terms and conditions hereof.

NOW THEREFORE THIS AGREEMENT WITNESSES THAT, in consideration of the respective covenants and agreements of the parties herein contained and for other good and valuable consideration (the receipt and sufficiency of which are acknowledged by each party), the parties agree as follows:

Article 1
INTERPRETATION

1.1	Definitions

For the purposes of this Agreement, unless the context otherwise requires, capitalized terms that are not otherwise defined in this Agreement shall have the meanings given to them in the Loan Agreement and the following terms shall have the respective meanings set out below and grammatical variations of such terms shall have corresponding meanings:

“Business Day” means any day except a Saturday, Sunday or statutory holiday in the Province of Saskatchewan.

“Escrow Funds” means Tranche 1 the sum of $2,000,000 USD required to be paid to the Escrow Agent pursuant to Section 2.2(a) of the Loan Agreement, together with any interest accrued thereon during the term of this Agreement, Tranche 2. the sum of $6,000,000 USD required to be paid to the Escrow Agent pursuant to Section 2.2(b) of the Loan Agreement, together with any interest accrued thereon during the term of this Agreement

“Joint Direction” means a written direction signed by Lender and Borrower directing the Escrow Agent to release the Escrow Funds.

“Losses” means all direct or indirect claims, demands, proceedings, fines, losses, diminution in value, damages, liabilities, deficiencies, costs and expenses (including, without limitation, all legal and other professional fees and disbursements, interest, penalties, judgments and amounts paid in settlement).

“Person” means any individual, corporation, body corporate, partnership, joint venture, association, trust, governmental body, or other legal entity.

“Loan Agreement” has the meaning given to such term in the recitals to this Agreement.

1.2	Rules of Construction

Except as may be otherwise specifically provided in this Agreement and unless the context otherwise requires, in this Agreement:

(a)	the terms “Agreement,” “this Agreement,” “the Agreement,” “hereto,” “hereof,” “herein,” “hereby,” “hereunder” and similar expressions refer to this Agreement in its entirety and not to any particular provision hereof;

(b)	references to an “Article,” “Section” or “Schedule” followed by a number or letter refer to the specified Article or Section of or Schedule to this Agreement;

(c)	the division of this Agreement into articles and sections and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation of this Agreement;

(d)	words importing the singular number only shall include the plural and vice versa and words importing the use of any gender shall include all genders;

(e)	the word “including” is deemed to mean “including without limitation”;

(f)	the terms “party” and “the parties” refer to a party or the parties to this Agreement; and

(g)	any reference to this Agreement means this Agreement as amended, modified, replaced or supplemented from time to time.

1.3	Entire Agreement

This Agreement and the Loan Agreement constitute the entire agreement between the parties with respect to the subject matter hereof and thereof and supersede all prior agreements, understandings, negotiations and discussions, whether written or oral. There are no conditions, covenants, agreements, representations, warranties or other provisions, express or implied, collateral, statutory or otherwise, relating to the subject matter hereof except as provided herein or therein.

1.4	Time of Essence

Time shall be of the essence of this Agreement.

1.5	Governing Law and Submission to Jurisdiction

(a)	This Agreement shall be construed, interpreted and enforced in accordance with, and the respective rights and obligations of the parties shall be governed by, the laws of the Province of Saskatchewan and the federal laws of Canada applicable therein.

(b)	Each of the parties irrevocably and unconditionally (i) submits to the non-exclusive jurisdiction of the courts of the Province of Saskatchewan over any action or proceeding arising out of or relating to this Agreement, (ii) waives any objection that it might otherwise be entitled to assert to the jurisdiction of such courts, and (iii) agrees not to assert that such courts are not a convenient forum for the determination of any such action or proceeding.

1.6	Severability

If any provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or unenforceable in any respect, all other provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party hereto. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties hereto as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

Article 2
DEPOSIT IN AND INVESTMENT OF ESCROW FUNDS

2.1	Deposit of Escrow Funds

The Escrow Agent acknowledges receipt of the Escrow Funds and shall forthwith deposit the Escrow Funds in an interest-bearing trust account maintained by the Escrow Agent with a Schedule I Canadian chartered bank at a branch located in the Province of Saskatchewan.

2.2	Investment of Escrow Funds

The Escrow Funds may be invested in an interest-bearing guaranteed investment certificate held in a trust account with a Schedule I Canadian chartered bank at a branch located in the Province of Saskatchewan. The Escrow Agent shall not be liable for any lost interest or penalties resulting from any withdrawal or transaction involving the Escrow Funds and such account and makes no representation as to the yield available on the Escrow Funds and will bear no liability for any failure to achieve any yield. The Escrow Agent acknowledges and agrees that it is not the beneficial owner of the Escrow Funds but holds them as agent for Borrower and Lender on the terms and conditions set out in this Agreement. The Escrow Funds shall be held by the Escrow Agent pursuant to the terms hereof and shall be subject to the terms and conditions hereinafter provided.

2.3	Termination

This Agreement and the obligations of all of the parties hereto shall terminate upon the earlier to occur of (a) the distribution by the Escrow Agent of all of the Escrow Funds in accordance with the terms hereof and (b) the written agreement of Borrower and Lender, except that Article 4 shall survive any such termination and continue with full force and effect.

Article 3
DISTRIBUTION OF ESCROW FUNDS

3.1	Release of Escrow Amount

(a)	Upon receipt of a written notice by Borrower, the Escrow Agent shall not pay or otherwise release the Escrow Funds except upon receipt of any of the following:

(i)	A sworn statement of the Borrower confirming the satisfaction of all the conditions set forth in Section 3.1 of the Loan Agreement with evidence of executed loan documents and unit pledge agreement to the Lender of Atlantic Natural Food, LLC units; and

(ii)	a Joint Direction, signed by Lender and Borrower, directing the Escrow Agent to pay the Escrow Funds in a specified manner; or

(iii)	an order of a court of competent jurisdiction directing the Escrow Agent to pay the Escrow Funds in a specified manner,

whereupon the Escrow Agent shall promptly pay the Escrow Funds to complete such amount of (x) Tranche 1 of the membership purchase agreement for the purchase of units of Atlantic Natural Foods, LLC; (y) Tranche 2 . the acquisition of all the remaining issued and outstanding units in Atlantic Natural Foods, LLC pursuant to the Share Purchase Agreements; the initial collateral required to increase the Royal Bank of Canada led syndicated ABL line of credit; provided that if by January 20, 2023 or any other term agreed by the Parties the Pledge has not been perfected, the monies of the Tranche 1 will be reverted to Borrow in a term not to exceed 3 business days.

Article 4
ESCROW ARRANGEMENTS

4.1	Duties and Obligations of Escrow Agent

The acceptance by the Escrow Agent of its duties and obligations under this Agreement is subject to the following terms and conditions, which Borrower and Lender hereby agree shall govern and control with respect to the Escrow Agent’s rights, duties, liabilities and immunities:

(a)	the Escrow Agent shall not have any duties or responsibilities as escrow agent hereunder except those set forth in this Agreement, and shall not be bound by the provisions of any agreement between Borrower and/or Lender with respect to the subject matter hereof to which the Escrow Agent is not a party;

(b)	the duties of the Escrow Agent hereunder are intended and shall be deemed to be purely procedural and administrative in nature;

(c)	the Escrow Agent shall be entitled to rely exclusively upon and shall not be responsible to determine, nor shall it be required to investigate, the genuineness or validity of any document, direction, notice, request, waiver, consent, receipt, election or declaration deposited with or furnished to it, and the Escrow Agent is hereby authorized and directed to follow the instructions contained therein, and the Escrow Agent is and will at all times be fully indemnified pursuant to Section 4.2 for acting in accordance with such instructions given hereunder or thereunder and believed by the Escrow Agent to have been signed by the proper parties. For greater certainty, the Escrow Agent, including its officers, directors, partners, employees, agents, representatives, members, attorneys, successors or assigns, will have no liability for making a payment pursuant to a direction delivered to it in accordance with Article 3;

(d)	notwithstanding any other provision of this Agreement, the Escrow Agent is hereby authorized and directed to comply with and obey any order, judgment, decree or award of any court of competent jurisdiction, and in the case of such compliance, the Escrow Agent will not be liable by reason of such compliance to any Person even if thereafter, such order, judgment, decree or award is appealed, reversed, modified, annulled, set aside or vacated;

(e)	if the Escrow Agent receives a notice, claim, award, order, judgment, demand or instruction with respect to the Escrow Funds that the Escrow Agent considers to be conflicting with one or more other such notices, claims, awards, orders, judgments, demands or instructions, or to be incomplete, ambiguous or otherwise insufficient for the purposes of the Escrow Agent, or if for any other reason the Escrow Agent determines in good faith that it is unable to identify clearly the Person or Persons entitled to receive the Escrow Funds or the amount thereof to be paid, the Escrow Agent may refuse to make any payment and may retain the Escrow Funds in its possession or control until it has received instructions in writing confirmed by Borrower and Lender or until directed by an award, order or judgment of any court of competent jurisdiction, whereupon it will make or not make, as the case may be, such disposition in accordance with such instructions or such award, order or judgment;

(f)	the Escrow Agent shall not be responsible for including any portion of the interest earned on the Escrow Funds in its income for tax purposes; and

(g)	the Escrow Agent will not, by reason of this Agreement, be required to initiate, defend or otherwise prosecute any legal proceeding unless and until it is indemnified, to its satisfaction, equally as to 50% by Borrower and 50% by Lender, including, if the Escrow Agent considers necessary, by way of advance deposit with the Escrow Agent of amounts representing costs and expenses that the Escrow Agent estimates it may incur in connection with such litigation.

4.2	Indemnification of the Escrow Agent

(a) Borrower shall be responsible for 50% of, and (b) Lender shall be responsible for 50% of: the reasonable fees and expenses charged and incurred by the Escrow Agent arising out of or in connection with this Agreement, including all legal and other professional fees and disbursements charged by the Escrow Agent and all fees and expenses of any experts, advisors, agents or agencies employed by the Escrow Agent pursuant to this Section 4.2. Notwithstanding the foregoing, Borrower and Lender shall be jointly and severally responsible for the payment of all the reasonable fees and expenses charged and incurred by the Escrow Agent arising out of or in connection with this Agreement, including all legal and other professional fees and disbursements charged by the Escrow Agent and all fees and expenses of any experts, advisors, agents or agencies employed by the Escrow Agent pursuant to this Section 4.2. Borrower and Lender, each as to 50%, agree to indemnify, defend and hold the Escrow Agent harmless from and against any and all Losses suffered or incurred by it as a result of or arising directly or indirectly out of or in connection with its acting as escrow agent under this Agreement except where such Losses result from the Escrow Agent’s own wilful misconduct, gross negligence or bad faith. Notwithstanding the foregoing, Borrower and Lender shall be jointly and severally responsible for indemnifying, defending and holding the Escrow Agent harmless from and against any and all Losses suffered or incurred by it as a result of or arising directly or indirectly out of or in connection with its acting as escrow agent under this Agreement except where such Losses result from the Escrow Agent’s own wilful misconduct, gross negligence or bad faith. In acting hereunder, the Escrow Agent shall be fully protected in relying upon, and shall be entitled to rely upon, the procedures set out in this Agreement or an opinion of counsel or other advisor reasonably satisfactory to the Escrow Agent as to the fulfilment of its duties and obligations hereunder. The Escrow Agent may employ such experts, advisors, agents or agencies as it may reasonably require for the purpose of discharging its duties under this Agreement and shall not be responsible for any act or omission with respect to its or such parties’ administration of this Agreement except for its or their wilful misconduct, gross negligence or bad faith.

4.3	Limitation of Liability

The Escrow Agent shall not, by reason of this Agreement, assume any responsibility or liability or Losses arising out of or from or relating to:

(a)	any transactions between Borrower and/or Lender or under the Loan Agreement, or any ambiguity, dispute or misunderstanding in respect of the terms of the escrow set forth therein or herein;

(b)	any action taken or omitted to be taken by it pursuant to this Agreement in good faith and in the exercise of its reasonable judgment and any act done or omitted by it pursuant to the advice of any legal counsel that it may employ shall be conclusive evidence of such good faith. The Escrow Agent may at any time consult with independent legal counsel of its own choice in any such matters, shall have full and complete authorization and protection from any action taken or omitted by it hereunder in accordance with the advice of such legal counsel and shall incur no liability for any delay reasonably required to obtain the advice of any such legal counsel;

(c)	any loss of the Escrow Funds held hereunder due to any causes not resulting from the wilful misconduct of the Escrow Agent (including by way of failure or default of any financial institution or authorized investment); or

(d)	any of the services provided under this Agreement.

4.4	Resignation and Successorship

(a)	(i)	At any time after the date hereof, the Escrow Agent may deliver to the Purchaser and the Lenders written notice of its intention to resign as escrow agent hereunder, in which case a successor escrow agent shall be promptly and mutually appointed by Borrower and Lender and failing such appointment, the Escrow Agent may apply to the Court of Queen’s Bench for Saskatchewan on such notice as such Court may direct for the appointment of a new escrow agent. The Escrow Agent’s resignation shall only become effective upon the successor escrow agent accepting its appointment hereunder; and

(ii)	Borrower and Lender, acting together, may replace the Escrow Agent at any time upon giving five days’ advance written notice of such replacement, jointly signed by them, to the Escrow Agent.

(b)	Any new escrow agent to be appointed hereunder will execute an instrument accepting such appointment hereunder and shall deliver one counterpart thereof to each party and the existing Escrow Agent, and thereupon such newly appointed escrow agent, without further act or notice, will become vested in all rights, powers and obligations of its predecessor for execution of the mandate hereunder, with like effect as if originally named as the escrow agent herein and the predecessor escrow agent will forthwith deliver any and all Escrow Funds in its possession pursuant to this Agreement to the new escrow agent for the purposes and uses of this Agreement.

4.5	Release of Obligations of the Escrow Agent

(a)	Upon resignation or replacement of the Escrow Agent pursuant to Section 4.4, and upon delivery by the Escrow Agent of the Escrow Funds to the new escrow agent, the Escrow Agent, without further act or notice, will be forever released and discharged from all of its duties and obligations hereunder.

(b)	Subject to Section 4.5(a), on and following the termination of the Escrow Agent’s obligations hereunder pursuant to Section 2.3, the Escrow Agent shall be forever released and discharged from all of its duties and obligations as escrow agent hereunder.

4.6	Rights of Escrow Agent to Interplead

Notwithstanding anything herein or in any other agreement or instrument expressed or implied to the contrary, if at any time a dispute shall exist as to any of the following or the Escrow Agent, in its sole discretion, shall conclude that there is a bona fide question, issue or dispute in respect of or as to any of the following, namely:

(a)	the holding or delivery of or entitlement to any of the Escrow Funds;

(b)	the duties of the Escrow Agent in respect of any matter arising under this Agreement; or

(c)	the validity, enforceability, extent of enforceability or meaning of any provision of this Agreement touching upon or pertaining to the function or duties of the Escrow Agent;

the Escrow Agent may in its sole discretion and notwithstanding any notices or demands received by it from any of the parties hereto or anyone else, deposit the Escrow Funds or any portion thereof held hereunder with the Court of Queen’s Bench for Saskatchewan and may interplead each of the other parties hereto and any other interested party or parties in the proceedings pursuant thereto. Upon so depositing the Escrow Funds or portion thereof and following the filing of its pleadings relative to its complaint in interpleader, the Escrow Agent shall be released from all liability under the terms of this Agreement as to the Escrow Funds or portion thereof so deposited and shall be entitled to recover from such parties, in such manner as may be determined by the Court, reasonable fees and related costs and expenses incurred in the performance of its duties hereunder and in connection with such action and the Escrow Agent shall be deemed to be released by each of the parties hereto from any and all liabilities, present and future, to such parties or any of them arising under this Agreement in respect of such property and the rights of any such parties.

Article 5
MISCELLANEOUS

5.1	Notices

(a)	Any notice or other communication required or permitted to be delivered or otherwise given hereunder shall be in writing and shall be delivered in person, transmitted by email or similar means of recorded electronic communication or sent by registered mail or courier, charges prepaid, addressed as set out below:

If to Borrower:	Jason Zhao, CPA, CA, CBV | CFO 001-2305 Victoria Avenue, Regina, SK S4P 0S7 Office: 306 779 2268 Mobile: [***] [***]

If to Lender:	Juan Manuel Gonzalez
Greenberg Traurig, S.C.
Paseo de la Reforma No. 265 PH1 | Colonia
Cuauhtémoc, Ciudad de México 06500
T +52 55.5029.0050
gonzalezjm@gtlaw.com | www.gtlaw.com
cc: agustin.tristan@lexingtoncapital.mx

If to the Escrow Agent:

McDougall Gauley LLP
1500-1881 Scarth Street
Regina, Saskatchewan, Canada S4P 4K9
Attention: Brendan L. Bernakevitch
E-mail: bbernakevitch@mcdougallgauley.com

(b)	Any such notice or other communication shall be deemed to have been given and received on the day on which it was delivered or transmitted (or, if such day is not a Business Day or if delivery or transmission is made on a Business Day after 5:00 p.m. at the place of receipt, then on the next following Business Day) or, if mailed, on the third Business Day following the date of mailing.

(c)	Any party may at any time change its address for service from time to time by giving notice to the other parties in accordance with this Section 5.1.

5.2	Amendments and Waivers

No amendment or waiver of any provision of this Agreement shall be binding on any party unless consented to in writing by such party. No waiver of any provision of this Agreement shall constitute a waiver of any other provision, nor shall any waiver of any provision of this Agreement constitute a continuing waiver unless otherwise expressly provided.

5.3	Successors and Assigns

This Agreement shall enure to the benefit of and shall be binding on and enforceable by and against the parties and, where the context so permits, their respective successors and permitted assigns. Neither Borrower, Lender nor the Escrow Agent may assign any of its rights or obligations hereunder without the prior written consent of the other parties.

5.4	Survival

Notwithstanding the termination of this Agreement, the provisions of Article 4 shall survive such termination and continue in full force and effect for the benefit of each party hereto, as applicable.

5.5	Further Assurances

Each of the parties hereto shall, from time to time hereafter and upon any reasonable request of any other party, at the expense of the requesting party, promptly execute and deliver or cause to be executed and delivered all such documents, including all such consents and other assurances and do or cause to be done all such other acts and things as any other party, acting reasonably, may from time to time request be executed or done in order to better evidence or perfect or effectuate any provision of this Agreement or of any agreement or other document executed pursuant to this Agreement or any of the respective obligations intended to be created hereby or thereby.

5.6	Escrow Agent - Counsel to Lender

Each of Borrower and Lender hereby acknowledges that the Escrow Agent has acted and will continue to act as the solicitors for Lender with respect to various matters pertaining to the Loan Agreement, and agrees that the Escrow Agent shall not, by virtue of acting as escrow agent hereunder, be disqualified from continuing to act for and representing any such party in any manner or in any matter whatsoever, including acting as legal counsel to Lender in any action, dispute, controversy, arbitration, suit or negotiation arising under this Agreement, the Loan Agreement or in any other matter or context whatsoever, whether or not directly or indirectly involving any of the parties hereto.

5.7	Counterparts

This Agreement and all documents contemplated by or delivered under or in connection with this Agreement may be executed and delivered in any number of counterparts, with the same effect as if all parties had signed and delivered the same document, and all counterparts shall be construed together to be an original and will constitute one and the same agreement.

[Signature page follows]

IN WITNESS WHEREOF this Agreement has been executed by the parties as of the date first above written.

ABOVE FOOD CORP.

Per:	/s/ Lionel Kambeitz

LEXINGTON CAPITAL, S.A.P.I. DE
C.V. Acting as Lender and Agent of the Loan Agreement

Per:	/s/ Agustin Tristan Aldave

MCDOUGALL GAULEY LLP

By:	/s/
Partner

List of Banks and Permitted Investment

Banks

Canadian Western Bank

Royal Bank of Canada

Investments

Short Term Governmental US Bonds in US Dollars with a maturity of less than 30 days.

Escrow Agent Fees

$150 per receipt of funds

$350 per investment of funds

$150 per verification and payout of funds